Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ICX TECHNOLOGIES, INC.

ICx Technologies, Inc. (the “Company”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST: That the directors of the Company, by written consent, duly adopted resolutions approving and adopting amendments to the Certificate of Incorporation of the Company. The resolutions setting forth the proposed amendments are as follows:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to a Certificate of Amendment in the form approved by an officer of the Company (each an “Authorized Officer”), as evidenced by his or her signature thereon, Article FOURTH of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of capital stock which the Company shall have the authority to issue is one thousand (1,000) shares of common stock with a par value of $0.01 per share.”

SECOND: That in lieu of a meeting and vote of the stockholders, the holders of at least a majority of the outstanding shares entitled to vote of the Company have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.

THIRD: That the proposed amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

* * * *

IN WITNESS WHEREOF, the undersigned does hereby certify under penalty of perjury that this Certificate of Amendment to the Certificate of Incorporation of ICx Technologies, Inc. is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this 5th day of October, 2010.

ICX TECHNOLOGIES, INC.

By:	/s/ William W. Davis
Name: William W. Davis
Title: Secretary

Signature Page to ICx Technologies, Inc.

Certificate of Amendment